Exhibit 99.40

JOINT FILING AGREEMENT

Under Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Schedule 13D with respect to the shares of common stock, par value $0.01 per share, of DGSE Companies, Inc. beneficially owned by each of them.

This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned executed this Joint Filing Agreement as of September 19, 2018.

EDURO HOLDINGS, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	Sole Member

NTR METALS, LLC

By:	/s/ Carl D. Gum, III
Name:	Carl D. Gum, III
Title:	General Counsel

/s/ John R. Loftus
JOHN R. LOFTUS